Exhibit 99.1

Date: August 4, 2020	CorVel Corporation
1920 Main Street
Suite 900
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, August 4, 2020— CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended June 30, 2020. Earnings per share for the quarter ended June 30, 2020 were 46 cents. Revenues for the period were $129.6 million. As much of CorVel’s business is tied to the volume of healthcare spending, the June quarter results reflect the reduction of elective surgeries and general physician care due to the pandemic. While business remains dynamic, transaction volumes increased incrementally each month. The quarter-ending cash balance was $94 million, an increase of $11 million from the end of the prior quarter.

As the Company navigated COVID-19, delivering and expanding virtual care solutions experienced accelerated milestones in the June quarter. The Company’s ongoing investments in technology allowed CorVel to quickly respond to the market needs by scaling telehealth physician capabilities as well as expanding tele-rehab, mail-order prescriptions, and home delivery of durable medical equipment.

During the quarter, the Company continued development of its integrated claims management platform, CareMC EdgeSM with the release of the Insights interface. The enhancement provides risk managers complete visibility into the details of their claims. CorVel’s use of machine learning technology is expanding as investments in emerging technologies increases. The work with artificial intelligence, machine learning, and natural language processing is expected to improve outcomes, quality and consistency.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s telehealth and virtual care services and the Company’s continued investment in these and other innovative technologies, and statements relating to the Company’s stock repurchase program and the timing of entering into a Rule 10b5-1 stock trading plan. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment; and the amount and timing of any stock repurchases under the Company’s stock repurchase program, if any, and the Company’s ability to repurchase shares of its common stock and how those repurchased shares may be used.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2019, September 30, 2019, and December 31, 2019. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters Ended June 30, 2020 (unaudited) and June 30, 2019 (unaudited)

Quarter Ended	June 30, 2020	June 30, 2019
Revenues	$129,600,000	$150,139,000
Cost of revenues	103,091,000	117,005,000
Gross profit	26,509,000	33,134,000
General and administrative	15,585,000	15,752,000
Income from operations	10,924,000	17,382,000
Income tax provision	2,622,000	3,975,000
Net income	$8,302,000	$13,407,000
Earnings Per Share:
Basic	$0.46	$0.72
Diluted	$0.46	$0.71
Weighted Shares
Basic	17,983,000	18,524,000
Diluted	18,114,000	18,787,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

June 30, 2020 (unaudited) and March 31, 2020 (audited)

	June 30, 2020	March 31, 2020
Cash	$94,111,000	$83,223,000
Customer deposits	52,689,000	48,991,000
Accounts receivable, net	67,469,000	65,767,000
Prepaid taxes and expenses	10,167,000	11,010,000
Property, net	74,360,000	75,900,000
Goodwill and other assets	39,963,000	40,703,000
Right-of-use asset, net	86,250,000	90,666,000
Total	$425,009,000	$416,260,000
Accounts and taxes payable	$16,618,000	$16,363,000
Accrued liabilities	121,917,000	117,326,000
Deferred tax liability	7,515,000	7,764,000
Long-term operating lease liabilities	80,867,000	85,096,000
Paid-in capital	171,415,000	168,938,000
Treasury stock	(534,162,000)	(531,764,000)
Retained earnings	560,839,000	552,537,000
Total	$425,009,000	$416,260,000